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                                                                   EXHIBIT 10.10




Richard Cohen                                                October 13th, 2000

Dear Richard:

As you know, I am extremely pleased to offer you employment at RealNetworks, Inc. (RN) as a corporate Senior Vice President with responsibility for our media delivery service businesses. As a Senior Vice President, you will also participate as a member of the company's Operating Committee. Your start date is November 1, 2000.

This offer is for a full-time, exempt, regular position with RN. Your responsibilities will be as directed by RN. You will be paid a monthly salary, which is equivalent on an annualized basis to $350,000 (subject to normal withholdings). Your salary will be payable in 2 installments on the 15th and the last day of each month. You are eligible to earn an annual bonus of up to $300,000, based on MBO target goals, of which $150,000 is guaranteed for each of the first two full years you are employed by RN, and earned and payable as of the end of each full year.

This offer also includes a one-time lump sum payment of $100,000, less standard withholdings, payable on your first regularly scheduled paycheck. You will also receive a one-year anniversary bonus of $100,000 at the completion of your first 12 months. In addition, you will receive a two-year anniversary bonus totaling $200,000 minus the value of your vested equity at the end of your first 24 months, in the event that your vested equity is worth less than $200,000. These amounts are taxable income. If you elect to leave voluntarily within 12 months of receiving any of these payments, you agree to reimburse RN for the entire amount of that lump sum payment. By signature below, you consent to RN deducting from your final paycheck any amount remaining due to RN on or before your termination date. Any amount still remaining due shall be paid by you to RN no later than your termination date.

You will also earn equity in RN under the terms of RN's 1996 Stock Option Plan. Upon the start of your employment, you will be eligible for options on 300,000 shares, which will begin vesting on your hire date according to the vesting rules, and all other provisions contained in the Plan. Your stock options will be granted on the last NASDAQ stock trading day ("Grant Date") of the calendar week in which the first day of your employment occurs. The exercise price of the stock options granted to you shall be equal to the fair market value of RN's Common Stock on the Grant Date. Fair market value shall equal the last sales price for shares of RN's Common Stock on the Grant Date as reported by the NASDAQ National Market. Please be aware that unvested stock is forfeited upon termination of employment.

Additionally, you will be eligible for options on 75,000 shares, the vesting cycle for which will commence on your one-year anniversary, and will vest according to our standard vesting rules. Your strike price will be identical to the price of your initial grant.

It is our understanding that the initial position will be based in Los Angeles, with visits to Seattle approximately one week per month. We will provide mutually agreeable housing.

You will receive paid vacation, paid holidays, paid sick leave and, upon satisfaction of any eligibility or waiting requirements, medical/dental coverage, 401K participation, disability and life insurance coverage, employee stock purchase plan participation and other benefits ("Benefits") as described in the RN Employee Handbook and Benefit Plan descriptions. All of these Benefits are subject to change upon notice from RN.

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It is our policy that employees are not to use or disclose confidential information or trade secrets obtained from any source or during any prior employment. RN requires employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information, or competition. You must inform us if you are subject to any such obligations. Violation of this requirement may result in termination of your employment with RN. By signing this letter you further agree that you will not bring any confidential documents of another, nor disclose any confidential information of another, and will in all ways abide by these requirements.

Our employment relationship will be terminable at will, which means that either you or RN may terminate your employment at any time and for any reason or no reason with the exception of the following special allowances below.

If RN terminates you without cause (as "cause" is defined in RN's 1996 Stock Option Plan) prior to the end of your first 6 months of employment, you will be paid an amount equal to your first year's annual base salary, as well as any guaranteed cash bonuses you would have received over the next 12 months. If RN terminates you without cause after your first 6 months of employment but prior to your first 18 months of employment, you will receive the greater of (a) the remaining salary plus any guaranteed bonuses due to you but not yet received for your first 18 months, or (b) 50% of your then annual base salary plus any guaranteed bonuses due to you over the next 6 months. If you are terminated without cause after your first 18 months of employment, RN will pay you an amount equal to 50% of your annual base salary plus any guaranteed cash bonuses due to you over the next 6 months. In each of the foregoing scenarios, the amount paid to you will be subject to normal withholdings and taxes.

In addition, in the event that RN terminates you without cause during your first 18 months, you will receive, at RN's election, either (a) an acceleration of the stock option you would have vested at 18 months; (b) a cash payment equivalent to the difference between the fair market value of the number of shares that would have vested at 18 months calculated as of the date of termination, and the fair market value of those shares at the Grant Date; or (c) a termination date of your 18 month anniversary, thereby allowing you to exercise the options that vest at 18 months. RN agrees that the value of whichever option it elects will, at the time of election, have a value to you of at least $750,000; in the event that it is worth less than $750,000, RN will make up the difference to you in cash. In each of the foregoing scenarios, the amount paid to you will be subject to normal withholdings and taxes.

In the event that RN terminates you without cause at any time after 18 months but during your first 3 years and your cumulative vested equity, including any exercised options or earned shares you hold, or the earned shares you have sold, is worth less than $750,000 at the time of termination, you will receive a one-time payment totaling $750,000 minus the value of your cumulative vested equity at the time of termination, subject to normal withholdings and taxes.

You agree that you will provide RN nine months notice prior to you terminating your employment during the first nine months of your employment. Thereafter, you will provide RN at least six months notice prior to you terminating your employment.

This offer is contingent on (i) your providing evidence of employability as required by federal law (which includes providing RN within 3 days after your employment commences with acceptable evidence of your identity and US employment eligibility), (ii) us receiving acceptable results from any background check or reference check, and (iii) you signing RN's Development, Confidentiality and Noncompetition Agreement, attached hereto. Please call us if you have questions about this offer letter. This letter may not be modified except in writing signed by both you and RN.

RN PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION, TRANSFER, DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT REGARD
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TO RACE, RELIGION, COLOR, NATIONAL ORIGIN, CITIZENSHIP, MARITAL STATUS, SEX,
SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW.

We are excited about the prospect of you joining RealNetworks, Inc. and look forward to working with you.

This offer is valid until October 25, 2000.

Sincerely,

/s/ Rob Glaser

Rob Glaser
CEO
RealNetworks, Inc.


I have read and agree to the terms of employment contained in this offer letter and the attached Development, Confidentiality and Noncompetition Agreement, which represent a full, complete and fair statement of the offer of employment made to me by RealNetworks, Inc.


Richard Cohen:

/s/ Richard Cohen                                   Date: October 20, 2000